Filed Pursuant to Rule 424(b)(3)

Registration No. 333-230465

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

SUPPLEMENT NO. 9 DATED SEPTEMBER 7, 2021 TO THE

PROSPECTUS DATED MARCH 19, 2021

This prospectus supplement no. 9 (this “Supplement”) is part of and should be read in conjunction with the base prospectus of InPoint Commercial Real Estate Income, Inc. dated March 19, 2021, prospectus supplement no. 1 dated April 15, 2021, prospectus supplement no. 2 dated April 29, 2021, prospectus supplement no. 3 dated May 17, 2021, prospectus supplement no. 4 dated June 15, 2021, prospectus supplement no. 5 dated July 8, 2021, prospectus supplement no. 6 dated July 12, 2021, prospectus supplement no. 7 dated July 15, 2021 and prospectus supplement no. 8 dated August 16, 2021 (collectively, the “prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the prospectus.

The purpose of this Supplement is to disclose the temporary suspension of our continuous public offering and share repurchase plan.

Temporary Suspension of Primary Offering and Share Repurchase Plan

On August 13, 2021, we filed a registration statement on Form S-11 (File No. 333-258802) with the Securities and Exchange Commission for an underwritten public offering of 2,000,000 shares of our Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), with a liquidation preference of $25.00 per share (the “Preferred Stock Offering”). We also intend to grant a 30-day over-allotment option to purchase up to an additional 300,000 shares of the Series A Preferred Stock.

In connection with the Preferred Stock Offering, Regulation M under the Securities Exchange Act of 1934, as amended, prohibits us from selling our shares of common stock in our primary portion of our initial public offering and repurchasing our shares of common stock through our share repurchase plan during the applicable restricted period.

After careful consideration of the regulatory requirements, our board of directors unanimously approved the temporary suspension of the sale of our shares of common stock in the primary portion of our initial public offering and the operation of our share repurchase plan, each effective at 9:30 a.m., Eastern Time, on Tuesday, September 7, 2021, until the day following the last day of the applicable restricted period, as determined by our management in consultation with our outside counsel. We anticipate that the primary portion of our initial public offering and our share repurchase plan will each resume at 9:30 a.m., Eastern Time, on Wednesday, September 15, 2021.